                          ASSET ACQUISITION AGREEMENT

                                 BY AND BETWEEN

                             TERRACE HOLDINGS, INC.

                            A DELAWARE CORPORATION,

                                      AND

                       BANNER BEEF AND SEAFOOD CO., INC.,

                             A FLORIDA CORPORATION

                               TABLE OF CONTENTS
                               -----------------


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                                                                            ----

1.  DEFINITIONS...........................................................

    1.1   Affiliate.......................................................
    1.2   Ancillary Documents.............................................
    1.3   Assets..........................................................
    1.4   Code............................................................
    1.5   Liabilities.....................................................
    1.6   Home Meal Replacement Project...................................

2.  SALE OF ASSETS........................................................

    2.1   Purchase and Sale of Assets.....................................
    2.2   Delivery of Possession and Instruments..........................
          of Transfer

3.  CONSIDERATION.........................................................

    3.1  Cash Consideration...............................................
    3.2  Time and Mode of Cash Payment....................................
    3.3  Employment and Non-Competition Agreements........................
    3.4  Allocation of Consideration for Tax Purposes.....................

4.  CLOSING...............................................................

    4.1  Closing and Closing Date.........................................

5.  REPRESENTATIONS AND WARRANTIES OF BANNER..............................

    5.1  Organization, Good Standing, Power, Etc..........................
    5.2  Articles of Incorporation and By-Laws............................
    5.3  Subsidiaries, Divisions and Affiliates...........................
    5.4  Equity Investments...............................................
    5.5  Authorization of Agreement.......................................
    5.6  Effect of Agreement..............................................
    5.7  Restrictions; Burdensome Agreements..............................
    5.8  Governmental and Other Consents..................................

                                       i

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
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

     5.9   Financial Statements............................................
     5.10  Absence of Certain Changes or Events............................
     5.11  Title to Assets; Absence of Liens
           and Encumbrances................................................
     5.12  Equipment.......................................................
     5.13  Insurance.......................................................
     5.14  Agreements, Arrangements, Etc...................................
     5.15  Patents, Trademarks, Copyrights, Etc............................
     5.16  Permits, Licenses, Etc..........................................
     5.17  Compliance with Applicable Laws.................................
     5.18  Litigation......................................................
     5.19  No Interest in Competitors......................................
     5.20  Customers, Suppliers, Distributors and Agents...................
     5.21  Books and Records...............................................
     5.22  Employee Benefit Plans..........................................
     5.23  Powers of Attorney..............................................
     5.24  Labor Disputes, Unfair Labor Practices..........................
     5.25  Past Due Obligations............................................
     5.26  Environmental Compliance........................................
     5.27  Tax and Other Returns and Reports...............................
     5.28  Recent Dividends and Other Distributions........................
     5.29  Inventory.......................................................
     5.30  Purchase and Sale Obligations...................................
     5.31  Other Information...............................................
     5.32  Knowledge of Banner and its Shareholders........................
     5.33  Scope of Representations and Warranties.........................

6.   REPRESENTATIONS AND WARRANTIES OF THI.................................

     6.1   Organization....................................................
     6.2   Authorization of Agreement......................................
     6.3   Effect of Agreement.............................................
     6.4   Restrictions; Burdensome Agreements.............................
     6.5   Governmental and Other Consents.................................
     6.6   Litigation......................................................
     6.7   Compliance with Applicable Law..................................
     6.8   Tax and Other Returns and Reports...............................
     6.9   Other Information...............................................

                                      ii
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
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
     6.10  Form 10-KSB..................................................
     6.11  Absence of Certain Changes or Events.........................


7.   PRE-CLOSING COVENANTS OF BANNER....................................

     7.1   Conduct of Business Until Closing Date.......................
     7.2   Approvals, Consents and Further Assurances...................
     7.3   Access to Properties, Records, Suppliers,
           Agents, Etc..................................................
     7.4   Advice of Changes............................................
     7.5   Conduct......................................................
     7.6   Employee Benefit Plans.......................................
     7.7   Satisfaction of Conditions by Banner.........................
     7.8   Non-Disclosure of Negotiations and...........................
           Non-Usage of Documents of THI
     7.9   Lease and Purchase Option
           of Hialeah Real Estate.......................................

8.   PRE-CLOSING COVENANTS OF THI.......................................

     8.1   Satisfaction of Conditions by THI............................
     8.2   Confidentiality..............................................

9.   POST-CLOSING COVENANTS.............................................

     9.1   Further Assurances...........................................
     9.2   Confidentiality..............................................
     9.3   Cooperation..................................................

10.  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THI

     10.1  Accuracy of Representations and Warranties...................
     10.2  Performance of Agreements....................................
     10.3  Litigation, Etc..............................................
     10.4  Approvals and Consents.......................................
     10.5  Officer's Certificate........................................
     10.6  Active Status Certificate....................................

                                      iii
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
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
     10.7   No Material Adverse Change...................................
     10.8   Actions, Proceedings, Etc. ..................................
     10.9   Opinion of Counsel to Banner.................................
     10.10  Licenses, Permits, Consents, Etc. ...........................
     10.11  Documentation of Rights. ....................................
     10.12  Employment and Non-Competition Agreements....................
     10.13  Officers' Financial Certificate..............................
     10.14  THI Financing Commitment.....................................
     10.15  Deposit; Liquidated Damages..................................
     10.16  Lease/Option on Real Property................................
     10.17  Completion of Due Diligence..................................

11.  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BANNER...................

     11.1   Accuracy of Representations and Warranties...................
     11.2   Performance of Agreements....................................
     11.3   Secretary's Certificate......................................
     11.4   Actions, Proceedings, Etc. ..................................
     11.5   No Injunction................................................
     11.6   Opinion of Counsel to Buyer..................................
     11.7   Completion of Schedules and Exhibits.........................

12.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATIONS........

     12.1   Survival.....................................................
     12.2   Indemnification by Banner....................................
     12.3   Indemnification by THI.......................................
     12.4   Right to Defend..............................................
     12.5   Subrogation..................................................

13.  MISCELLANEOUS.......................................................

     13.1   Expenses.....................................................
     13.2   Termination of Agreement.....................................
     13.3   Waivers......................................................
     13.4   Binding Effect; Benefits.....................................
     13.5   Assignment...................................................

                                      iv
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
     13.6   Notices......................................................
     13.7   Entire Agreement.............................................
     13.8   Headings; Certain Terms......................................
     13.9   Counterparts.................................................
     13.10  Governing Law................................................
     13.11  Severability.................................................
     13.12  Amendments...................................................
     13.13  Disclosures..................................................
     13.14  Section References...........................................
     13.15  Brokers and Finders..........................................

                                       v
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
                          SCHEDULE AND EXHIBIT INDEX
                          --------------------------

1.   Exhibit 1.3(b)     Inventory
2.   Exhibit 1.3(c)     Equipment
3.   Exhibit 1.3(d)     Rights (Patents, Trademarks, Copyrights, etc.)
4.   Exhibit 1.3(g)     Accounts Receivable
5.   Exhibit 1.3(h)     Real Property (owned or leased)
6.   Exhibit 1.3(j)     Excluded Assets
7.   Exhibit 2.1        Excluded Liabilities
8.   Exhibit 3.3(a)     Manuel Jimenez Employment Agreement
9.   Exhibit 3.3(b)     Feliciano Foyo Non-Competition Agreement
10.  Exhibit 3.3(c)     Joseph Teijeiro Non-Competition Agreement
11.  Exhibit 3.6        Allocation of Consideration
12.  Exhibit 4.1        Form of Closing Memorandum
13.  Exhibit 5.1        Good Standing Certificates - Banner
14.  Exhibit 5.2        Articles of Incorporation and By-laws of Banner
15.  Exhibit 5.3        Subsidiaries, Divisions and Affiliates of Banner
16.  Exhibit 5.4        Equity Investments
17.  Exhibit 5.8        Governmental and Other Consents of Banner
18.  Exhibit 5.9        Financial Statements of Banner
19.  Exhibit 5.10       Material Adverse Changes
20.  Exhibit 5.11       Liens and Encumbrances of Banner
21.  Exhibit 5.13       Insurance Policies
22.  Exhibit 5.14.1     Liabilities
23.  Exhibit 5.15       Patents, Trademarks, Copyrights
24.  Exhibit 5.16       Permits, Licenses, Etc.
25.  Exhibit 5.18       Material Litigation of Banner
26.  Exhibit 5.19       5% Interest Ownership Table
27.  Exhibit 5.20       Customers, Suppliers, Distributors and Agents
28.  Exhibit 5.22       Employee Benefit Plans
29.  Exhibit 5.23       Powers of Attorney
30.  Exhibit 5.24       Material Labor Disputes
31.  Exhibit 5.25       Past Due Obligations
32.  Exhibit 5.26       Environmental Compliance
33.  Exhibit 5.29       Inventory
34.  Exhibit 6.5        Governmental and Other Consents of THI
35.  Exhibit 6.6        Material Litigation of THI
36.  Exhibit 6.10       Form 10-KSB
37.  Exhibit 10.9       Opinion of Counsel to Banner
38.  Exhibit 10.13      Officer's Financial Certificate

                                      vi
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
39.  Exhibit 10.16      Lease/Option to Purchase Land and Building
40.  Exhibit 11.3       Secretary's Certificate
41.  Exhibit 11.6       Opinion of Counsel to THI

                          ASSET ACQUISITION AGREEMENT
                          ---------------------------


     THIS AGREEMENT ("Agreement") is made and entered into as of the 25th day of June, 1998, by and between Terrace Holdings, Inc., a Delaware corporation, or its assignee under Section 13.5 of this Agreement ("THI") and Banner Beef and Seafood Co., Inc., a Florida corporation ("Banner").


                                   RECITALS:
                                   ---------

     WHEREAS, Banner is in the business of importing, producing, marketing and distributing beef, seafood and other food products (the "Business") and owns the Assets (as hereinafter defined) utilized in the Business; and

     WHEREAS, THI desires to purchase from Banner, and Banner desires to sell to THI, the Assets subject to the Liabilities (as hereinafter defined), and THI desires to assume from Banner, and Banner desires to assign to THI, the Liabilities on the terms and conditions set forth in this Agreement.

     NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements of the parties hereinafter set forth, and for other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1.   DEFINITIONS

     1.1 "Affiliate" As used in this Agreement, the term "Affiliate" shall mean, as applied to any person, any other person directly or indirectly controlling, controlled by, or under common control with, that person. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by", and "under common control with") as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that person or entity, whether through the ownership of voting securities, by contract, or otherwise.

     1.2 "Ancillary Documents" shall have the meaning set forth in Section 9.1 hereof.

     1.3 "Assets" shall mean the assets of Banner (as of the Closing) as follows:

          (a) the Business as a going concern, the goodwill pertaining thereto and all of Banner's right, title and interest in and to the names "Banner Beef and Seafood",

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     "Banner Classics", and all other names and phrases used by Banner, as well as all logos relating thereto;

          (b) all items of inventory owned by Banner including, without limitation, all raw materials, work-in-progress and finished products of Banner (all of which are collectively referred to hereinafter as "Inventory"), including those items of Inventory set forth in Exhibit 1.3(b);

          (c) all vehicles except cars belonging to Messrs. Foyo and Teijeiro, machinery, equipment (including equipment which has previously been fully depreciated by Banner and all equipment loaned to customers), furniture, fixtures and non-inventory supplies of Banner (including containers, packaging and shipping material, tools and spare parts and other similar tangible personal property owned by Banner, which are listed on Exhibit 1.3(c), all of which are collectively referred to hereinafter as the "Equipment");

          (d) all of Banner's right, title and interest in and to the United States and foreign rights of Banner currently owned or used by Banner (and the rights proposed to be used) which are set forth on Exhibit 1.3(d), in the conduct of the Business, with respect to copyrights, licenses, trademarks, trademark rights, service mark rights, and trade secrets, shop rights, know-how, technical information, techniques, discoveries, designs, proprietary rights and non-public information and registrations, reissues and extensions thereof and applications and licenses therefor, including the items listed on Exhibit 1.3(d) (all of such rights being collectively referred to hereinafter as the "Rights");

          (e) all books and records of Banner including all in-house mailing lists, other customer and supplier lists, trade correspondence, production and purchase records, promotional literature, data storage tapes and computer disks, computer software, order forms, accounts payable records (including invoices, correspondence and all related documents), accounts receivable ledger through the Closing Date, all documents relating to uncollected invoices, and all shipping records through the Closing Date;

          (f)  all contracts, agreements and orders for goods;

          (g) all trade receivables of Banner (the "Accounts Receivable") and all advance payments, prepaid items, rights to offset and credits of all kinds of Banner, including those items listed in Exhibit 1.3(g);

          (h) all real property owned or leased or under contract for purchase by Banner together with all fixtures attached thereto, including those items listed in Exhibit 1.3(h) (the "Real Property");

          (i) all real property and all tangible personal property owned by Banner which is not specifically included in, or specifically excluded by, the foregoing subsections (a) through (h); and

          (j)  all other assets of Banner, except as specifically excluded on
     Exhibit 1.3(j) (the "Excluded Assets").

     1.4 "Code" shall mean the Internal Revenue Code of 1986, as amended, and/or superseded.

     1.5 "Liabilities" shall mean all agreements, indentures, mortgages, plans, policies, arrangements, leases, contracts and other instruments, including all amendments thereto (or where they are verbal, written summaries of the materials terms thereof), fixed or contingent, and all trade payables and liabilities related to the Assets or the Business consistent with the terms of this Agreement, and all other indebtedness, liabilities and obligations of Banner which remain outstanding at Closing, but excluding any loans to Banner by any of Banner's shareholders and those liabilities specifically listed on Exhibit 2.1 (collectively, the "Excluded Liabilities").

     1.6 "Home Meal Replacement Project" shall mean any orders received from or on behalf of and processed for delivery to Wal-Mart Stores, Inc.

     2.   SALE OF ASSETS


     2.1 Purchase and Sale of Assets. In exchange for the consideration specified herein, and upon and subject to the terms and conditions of this Agreement, THI agrees to purchase and acquire from Banner, and Banner agrees to sell, assign, transfer, convey and deliver to THI at the Closing, all rights, title and interest in and to the Assets, THI agrees to assume from Banner, and Banner agrees to assign to THI, the Liabilities other than those Excluded Liabilities specifically relating to certain loans from Banner's shareholders to Banner, which are more particularly described on Exhibit 2.1.

     2.2 Delivery of Possession and Instruments of Transfer. At the Closing, Banner shall deliver to THI warranty bills of sale, warranty deeds, executed leases and such other instruments of transfer reasonably requested by and satisfactory to THI and its counsel for the consummation of the transactions contemplated under this Agreement and as are necessary to vest in THI all of Banner's rights, title and interest in and to the Assets, subject to the Liabilities.

     3.   CONSIDERATION

     3.1 Cash Consideration. The aggregate cash consideration to be paid by THI in full consideration for its purchase of the Assets and the other rights provided herein shall be One Million Eight Hundred Thousand Dollars ( $1,800,000), payable in accordance with the provisions of Section 3.2 and
Section 10.15.

     3.2  Time and Mode of Cash Payment. The cash consideration set forth in
Section 3.1, less any amount previously paid under Section 10.15, shall be payable at the Closing by wire transfer of immediately available funds.

     3.3 Employment and Non-Competition Agreements. As an additional inducement to THI to enter into this Agreement, the following shall be applicable:

          (a) Manuel Jimenez shall, at the Closing, deliver to THI an executed Employment Agreement in the form attached hereto as Exhibit 3.3(a).

          (b) Feliciano Foyo shall, at the Closing, deliver an executed Non-Competition Agreement in the form attached hereto as Exhibit 3.3(b).

          (c) Joseph Teijeiro shall, at the Closing, deliver to THI an executed Non-Competition Agreement in the form attached hereto as Exhibit 3.3(c).

     3.4 Allocation of Consideration for Tax Purposes. The parties agree to allocate the consideration paid pursuant to this Agreement in the manner and in accordance with the values specified in Exhibit 3.6 for tax purposes. None of the parties shall, at any time hereafter, in any tax or information return filed with any state or federal agency or in any audit, other tax proceeding or otherwise, take a position which is contrary to such allocation.

     4.   CLOSING

     4.1 Closing and Closing Date. Subject to the provisions of this Agreement, the consummation of the transactions contemplated by this Agreement (the "Closing") shall be held at the offices of Terrace Holdings, Inc., 1351 N.W. 22nd Street, Pompano Beach, Florida, at 10:00 a.m. (local time), June 30, 1998 unless extended as provided in Section 10.15 below (the date of the Closing being referred to herein as the "Closing Date"), but shall be deemed effective as of June 30, 1998, or such later month end as immediately precedes any Closing Date subsequent to June 30, 1998 (the "Effective Date"). All Closing transactions shall be deemed to take place simultaneously, and no Closing transaction shall be deemed consummated until all transactions to take place at the Closing have been consummated. The actions and documents necessary for the consummation of transactions contemplated by this Agreement shall be set forth in the Closing Memorandum attached hereto as Exhibit 4.1.

     5.   REPRESENTATIONS AND WARRANTIES OF BANNER

     Banner hereby represents and warrants to THI as follows, each of which representation and warranty shall be true as of the Closing Date:

     5.1 Organization, Good Standing, Power, Etc. Banner is a corporation duly organized, validly existing and its status is active under the laws of the State of Florida. Banner is authorized or licensed to do business as a foreign corporation and is in good standing in each jurisdiction (set forth in Exhibit 5.1) in which the character and location of its Assets or the nature of the Business makes such qualification necessary. Banner has all requisite corporate power and authority to (i) execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and (ii) to own or lease and operate its properties and assets, and carry on the Business as it is presently being conducted.

     5.2 Articles of Incorporation and By-Laws. Included in Exhibit 5.2 hereto are correct and complete copies of the Articles of Incorporation of Banner, as amended to date, and the By-Laws of Banner, as amended to date.

     5.3 Subsidiaries, Divisions and Affiliates. Except as set forth on Exhibit 5.3, there are no subsidiaries or divisions of Banner. Except as set forth on
Exhibit 5.3, the Business has been conducted solely by Banner and not through any Affiliate, joint venture or other entity, person or under any other name.

     5.4 Equity Investments. Except as set forth in Exhibit 5.4, Banner does not own or have any rights to any equity interest, directly or indirectly, in any corporation, partnership, joint venture, firm or other entity.

     5.5 Authorization of Agreement. The execution, delivery and performance of this Agreement has been, and the Ancillary Documents will be, duly and validly executed and delivered by Banner. This Agreement constitutes a valid and binding obligation of Banner enforceable in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditor's rights generally.

     5.6 Effect of Agreement. Except as set forth on Exhibit 5.14.1 to this Agreement, the execution, delivery and performance of this Agreement by Banner, and the consummation by Banner of the transactions contemplated hereby, will not, with or without the giving of notice and the lapse of time, or both, (a) violate any provision of law, statute, rule, regulation or executive order to which Banner is subject which would materially adversely effect the Business;
(b) violate any judgment, order, writ or decree of any court applicable to Banner which would materially adversely effect the Business; or (c) result in the breach of or conflict with any term, covenant, condition or provision of, result in the modification or termination of, constitute a default under, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the Assets pursuant to, any corporate charter, by-law, commitment, contract or other agreement or instrument, including any of the Liabilities, to which Banner or any of its shareholders is a party or by which any of the Assets is or may be bound or affected or from which Banner derives benefit, which breach, conflict, modification, termination, default or encumbrance described in this clause (c) would be material to the Business or any of the Assets.

     5.7 Restrictions; Burdensome Agreements. Banner is not a party to any contract, commitment or agreement, nor is Banner or the Assets subject to, or bound or affected by any order, judgment, decree, law, statute, ordinance, rule, regulation or other restriction of any kind or character, which would, individually or in the aggregate, materially adversely affect the Business or any of the Assets.

     5.8 Governmental and Other Consents. Except as set forth on Exhibit 5.8, no consent, authorization or approval of, or exemption by, any governmental or public body or authority is required in connection with the execution, delivery and performance by Banner of this Agreement or of any of the instruments or agreements herein referred to, or the taking of any action herein contemplated.

     5.9  Financial Statements. Banner has delivered to THI, and included in
Exhibit 5.9 hereto are, correct and complete copies of balance sheets of Banner as of May 31, 1998, May 31, 1997, and May 31, 1996, the related statements of income for the five months ended May 31, 1998, 1997 and 1996 (the "1998 Financial Statements"), and audited balance sheets for the years ended December 31, 1996, 1995, 1994 and 1993 and unaudited balance sheet for the year ended December 31, 1997 and the related statements of income for the years then ended (collectively, with the 1998 Financial Statements, the "Financial Statements"). The Financial Statements other than the balance sheet for the year ended December 31, 1997 and the 1998 Financial Statements have been audited by Price Waterhouse, Certified Public

Accountants. The Financial Statements have been prepared in accordance with generally accepted accounting principles and practices consistently applied and fairly present the financial position of Banner at their respective dates and the results of operations for the respective periods covered thereby.

     5.10 Absence of Certain Changes or Events. Except as set forth on Exhibit 5.10, since January 1, 1998, Banner has not: (a) suffered any adverse change in, or the occurrence of any events which, individually or in the aggregate, has or have had, or might reasonably be expected to have, a material adverse effect on, Banner's financial condition, results of operations or Business or the value of the Assets; (b) incurred damage to or destruction of any material Asset or material portion of the Assets, whether or not covered by insurance; (c) incurred any material obligation or liability (fixed or contingent) except (i) current trade or business obligations incurred in the ordinary course of business, none of which were entered into for inadequate consideration, (ii) obligations or liabilities including the Liabilities to the extent required thereby, and (iii) obligations and liabilities under this Agreement; (d) made or entered into contracts or commitments to make any capital expenditures in excess of Ten Thousand Dollars ($10,000.00); (e) mortgaged, pledged or subjected to lien or any other encumbrance any of the Assets (except for purchase money liens used in the acquisition of the Assets, as set forth on Exhibit 5.11); (f) sold, transferred or leased any material Asset or material portion of the Assets, or canceled or compromised any debt or material claims, except in each case, in the ordinary course of business; (g) sold, assigned, transferred or granted any rights under or with respect to any licenses, agreements, patents, inventions, trademarks, trade names, copyrights or formulae or with respect to know-how or any other intangible asset including, but not limited to, the Rights; (h) amended or terminated any of the contracts, agreements, leases or arrangements which otherwise would have been set forth on Exhibit 5.14.1 hereto; (i) waived or released any other rights of material value; or (j) entered into any transactions not in the ordinary course of business which would, individually or in the aggregate, materially adversely affect the Assets or the Business.

     5.11 Title to Assets; Absence of Liens and Encumbrances. Except as set forth on Exhibit 5.11, (a) Banner has good title to, and owns outright, the Assets, subject to the Liabilities, including but not limited to the real estate located at 1111 N.W. 21st Terrace, Miami, Florida, which Assets include substantially all of Banner's assets reflected in the Financial Statements (except (i) as sold, used or otherwise disposed of in the ordinary course of business, and (ii) as disclosed in the Financial Statements), free and clear of all mortgages, claims, liens, charges, encumbrances, security interests, restrictions on use or transfer or other defects as to title; and (b) immediately following the Closing, subject to the Liabilities, THI will have good title to all Assets, free and clear of all mortgages, claims, liens, charges, encumbrances, security interests, restrictions on use or transfer, or other defects of any nature. The leases and other agreements or instruments under which Banner holds, leases or is entitled to the use of any real or personal property included in the Assets (a correct and complete list of such leases and other agreements or instruments being set forth on Exhibit 5.14.1) are in full force and effect and all rentals, royalties or other payments accruing thereunder prior to the date hereof have been duly paid. Banner enjoys peaceable and undisturbed possession under all such leases, and, except as set forth in Exhibit 5.11 the change in ownership of the Assets will not adversely affect such leases, other agreements and instruments.

     5.12 Equipment. Set forth on Exhibit 1.3(c) is a correct and complete list as of February 28, 1998 of all of the Equipment (as defined in Section 1.3(c)), indicating for each piece of Equipment whether it is owned or leased and setting forth where it is located. None of the Equipment has been disposed of since December 31, 1997. Except as noted on Exhibit 1.3(c), all of the Equipment generally has been suitable to Banner for the uses for which it was designed or has been employed by Banner.

     5.13 Insurance. Except as set forth on Exhibit 5.13, there are no outstanding or unsatisfied written requirements made by any of Banner's current insurance companies with respect to current policies covering any of the Assets, or by any governmental authority requiring, with respect to any of the Assets, that any repairs or other work be done on or with respect to, or requiring any equipment or facilities be installed on or in connection with, any of the Assets. Banner carries, and (with respect to any period for which a claim against Banner may still arise) has always carried product liability insurance, worker's compensation insurance in reasonable amounts, and other insurance which is reasonably necessary to the conduct of Banner's business. On Exhibit 5.13 is set forth a correct and complete list of (a) all currently effective insurance policies and bonds covering the Assets or the Business, and their respective annual premiums (as of the last renewal or purchase of new insurance), and (b) for the three-year period ending on the date hereof, (i) all accidents, casualties or damage occurring on or to the Assets or relating to the business or products of Banner which in the aggregate are in excess or Ten Thousand Dollars ($10,000.00), and (ii) claims for product liability, damages, contribution or indemnification and settlements (including pending settlement negotiations) relating thereto which in the aggregate are in excess of Ten Thousand Dollars ($10,000.00). Except as set forth on Exhibit 5.13, as of the date hereof there are no disputes with underwriters of any such policies or bonds, and all premiums due and payable have been paid. There are no pending or, to the knowledge of Banner, threatened terminations or premiums increases with respect to any of such policies or bonds and, to the knowledge of Banner, there is no condition or circumstance applicable to the Business which may result in such termination or increase. Banner and the Assets are in compliance with all material conditions contained in such policies or bonds, except for non-compliance which, individually or in the aggregate, would not have a material adverse affect on the Business or the Assets.

     5.14    Agreements, Arrangements, Etc.

     5.14.1 Except as set forth on Exhibit 5.14.1, Banner is not a party to, nor are Banner or any of the Assets bound by any:

          (a)  lease agreement (whether as lessor or lessee) of the Assets;

          (b) license agreement, assignment or contract (whether as licensor or licensee, assignor or assignee) relating to trademarks, trade names, patents, or copyrights (or applications therefor), unpatented designs or processes, formulae, know-how or technical assistance, or other proprietary rights;

          (c) employment or other contract or agreement with an employee or independent contractor which (i) may not be terminated without liability to Banner upon notice to the employee or independent contractor of not more than 30 days, or (ii) provides payments (contingent or otherwise) of more than $10,000 per year (including all salary, bonuses and commissions);

          (d) agreement, contract or order with any buying agent, supplier or other individual or entity who assists, provides or is otherwise involved in the acquisition, supplying or providing Assets or other goods to Banner;

          (e)  non-competition, secrecy or confidentiality agreements;

          (f) agreement or other arrangement for the sale of goods or services by Banner to any third party (including the government or any other governmental authority) other than sales made in the ordinary course of business;

          (g)  agreement with any labor union;

          (h) policy of insurance (including bonds) in force with respect to Banner or any of its operations, properties, assets or executive officers;

          (i) agreement, contract or order with any distributor, dealer, sales agent or representative, other than contracts or orders for the purchase, sale or license of goods made in the usual and ordinary course of business at an aggregate price per contract or more than $1,000 and a term of more than six months under any such contract or order;

          (j) agreement, contract or order with any manufacturer, supplier or customer (including those agreements which allow discounts or allowances or extended payment terms);

          (k) agreement with any food processor, food distributor or brokerage company, management company or any other individual or entity who assists, places, brokers or otherwise is involved with the marketing or distribution of Banner's products to its customers;

          (l)  joint venture or partnership agreement with any other person;

          (m) agreement guaranteeing, indemnifying or otherwise becoming liable for the obligations or liabilities of another;

          (n) agreement with any banks or other persons, other than its employees, for the borrowing or lending of money or payment or repayment of draws on letters of credit or currency swap or exchange agreements, other than purchase money security interests which may, under the terms of invoices from its suppliers, be granted to suppliers with respect to goods so purchased and a revolving line of credit for One Million Dollars ($1,000,000) with First Union National Bank of Florida which line of credit balance is approximately Five Hundred Thousand Dollars ($500,000) [the "First Union Line of Credit"] at the execution of this Agreement;

          (o) agreement with any bank, finance company or similar organization which acquires from Banner receivables or contracts for sales on credit;

          (p) agreement granting any person a lien, security interest or mortgage on any of the Assets, including, without limitation, any factoring or agreement for the assignment of receivables or inventory;

          (q) agreement for the incurrence of any capital expenditure in excess of Ten Thousand Dollars ($10,000);

          (r)  advertising, publication or printing agreement;

          (s) agreement which restricts Banner from doing business anywhere in the world;

          (t) agreement giving any party the right to renegotiate or require a reduction in prices or the repayment of any amount previously paid; or

          (u) other agreement or contract, not included in or expressly excluded from the terms of the foregoing clauses (a) through (t), materially affecting the Assets or Business, including trade and other payables and liabilities related to the Assets incurred in the ordinary course of business, except contracts or purchase orders for the purchase or sale of goods or services made in the usual and ordinary course of business.

Correct and complete copies of all documented Liabilities as shown on Exhibits
5.14.1 and 5.9 have been separately delivered to THI prior to the date hereof. Documented Liabilities are those liabilities for which there is written proof, including but not limited to, contracts, agreements, invoices or purchase orders.

     5.14.2 To the best of Banner's knowledge, each of the Liabilities is valid, in full force and effect and enforceable and bona fide in accordance with its terms.

     5.14.3 Except as set forth on Exhibit 5.14.1, Banner has fulfilled, or has taken all action reasonably necessary to enable it to fulfill when due, all of its obligations under the Liabilities, except where the failure to do so would not, individually or in the aggregate, have a material adverse affect on the Business or the Assets. Furthermore, there has not occurred any default by Banner or any event which, with the lapse of time or the election of any person other than Banner, will become a default, nor has there occurred, to the knowledge of Banner, any default by others or any event which, with the lapse of time or the election of Banner, will become a default under any of the Liabilities, except for such defaults, if any, which (a) have not resulted and will not result in any material loss to or liability of Banner or any of its successors or assigns or (b) have been set forth on Exhibit 5.14.1. Banner is not in arrears in any material respect with respect to the performance of satisfaction of the terms or conditions to be performed or satisfied by it under any of the Liabilities and no waiver or variance has been granted by any of the parties hereto.

     5.14.4 The accounts receivable of Banner at February 28, 1998, and as reflected on its balance sheet of that date, are true and complete except for Ten Thousand Dollars ($10,000) thereof, which may be deemed to be a reasonable reserve for unpaid debts. If on or about December 31, 1998, any of such accounts, to the extent of them remaining unpaid, are not paid in full on demand when due, except as otherwise then agreed by THI, Banner forthwith upon notice from THI to that effect, will pay the full amount thereof to THI against delivery to Banner of an assignment of the defaulted account or accounts less the Ten Thousand Dollars ($10,000) as aforesaid, which is deemed to be the full reserve against unpaid accounts receivable of Banner. Payments of accounts receivable will be applied on a first-in first-out basis whereby the oldest customer invoices shall be the first to receive credit for payment.

     5.14.5 Except as set forth on Exhibit 5.14.1, to the best of Banner's knowledge, each of the Liabilities does not require the consent of the other parties thereto and, with respect to any of the Liabilities which do require the consent of the other parties thereto, Banner has obtained such consent and has provided or will provide THI with copies thereof.

     5.15 Patents, Trademarks, Copyrights, Etc. Exhibit 1.3(d) sets forth (i) the registered and beneficial owner and the expiration date, to the extent applicable, for each of the Rights set forth on such Exhibit and (ii) the product, service, or products or services of Banner which make use of, or are sold, licensed or made under, each such Right. All of the Rights are included in the Assets and constitute all Rights necessary for the conduct of the Business, as such business is currently being conducted. Except as set forth on Exhibit 5.15, Banner has not sold, assigned, transferred, licensed, sub-licensed or conveyed the Rights, or any of them, or any interest in the Rights, or any of them, to any person, and has the entire right, title and interest (free and clear of all security interests, liens and encumbrances of every nature) in and to the Rights necessary to the conduct of the Business as currently being conducted; neither has the validity of such items been, nor is the validity of such items, nor the use thereof by Banner, the subject of any pending or, to the knowledge of Banner, threatened opposition, interference, cancellation, nullification, conflict, concurrent use, litigation or other proceeding, to the knowledge of Banner. The conduct of the Business as currently operated, and the use of the Assets does not conflict with, or infringe, legally enforceable rights of third parties. Except as set forth on Exhibit 5.15, the Rights owned by or licensed to Banner have not been used, and no use is now being made, by any entity except Banner and other entities duly licensed to use the same. Except as set forth on Exhibit 5.15, there is no infringement of any proprietary right owned or licensed by Banner.

     5.16 Permits, Licenses, Etc. Exhibit 5.16 sets forth the permits, licenses, registrations, memberships, orders or approvals of governmental or administrative authorities or required to permit Banner to carry on its Business as currently conducted other than permits, licenses, registrations, trade memberships, orders or approvals, the failure to obtain which would not, individually or in the aggregate, have a material adverse affect on the Assets or on Banner's business.

     5.17 Compliance with Applicable Laws. The conduct of Banner's Business does not violate or infringe, and there is no basis for any claims of violation or infringement of, any law, statute, ordinance, regulation or executive order (including, without limitation, the Federal Food, Drugs and Cosmetics Act, as amended, the Occupational Safety and Health

Act, the National Environmental Policy Act, any federal agriculture law, or the Foreign Corrupt Practices Act and the respective regulations thereunder and similar applicable state laws and regulations, including but not limited to agriculture laws and regulations) currently in effect, except in each case for violations or infringements which do not and will not, individually or in the aggregate, have a material adverse affect on the Assets or Banner's Business. Banner is not in default under any governmental or administrative registration, membership or license issued to it, under any governmental or administrative order or demand directed to it, or with respect to any order, writ, injunction or decree of any court which, in any case, materially adversely affects the financial condition, results of operations or Business or the value of the Assets.

     5.18 Litigation. Except as set forth on Exhibit 5.18, there is no claim, action, suit, proceeding, arbitration, reparation, investigation or hearing or notice of hearing, pending or, to the knowledge of Banner, threatened, before any court or governmental, administrative or other competent authority or private arbitration tribunal against or relating to or affecting (directly or indirectly, including by way of indemnification) the Business or any of the Assets, or the transactions contemplated by this Agreement; nor are any facts known to Banner, which it believes could reasonably give rise to any such claim, action, suit, proceeding, arbitration, investigation or hearing, which may have any adverse affect, individually or in the aggregate in excess of Ten Thousand Dollars ($10,000) upon the Business, the value of the Assets or the transactions contemplated by this Agreement. Banner has not waived any statute of limitations or other affirmative defense with respect to any of its obligations. There is no continuing order, injunction or decree of any court, arbitrator or governmental, administrative or other competent authority to which Banner is a party, or to which Banner is subject. Neither Banner nor any of its shareholders or current officer, director, partner or employee of Banner or any Affiliate of Banner has been permanently or temporarily enjoined or barred by order, judgment or decree of any court or other tribunal or any agency or other body from engaging in or continuing any conduct or practice in connection with the Business. Banner's worker's compensation experience rating for the five-year period ending on the Closing Date is set forth in Exhibit 5.18.

     5.19 No Interest in Competitors. Set forth on Exhibit 5.19 is a list describing the extent to which Banner, any of the shareholders or any officer or director of Banner or any Affiliate of any of the foregoing, directly or indirectly, owns more than a five percent (5%) interest in or controls or is an employee, officer, director, or partner of or participant in (but only to the extent such a participation exceeds one percent), or consultant to any corporation, partnership, company, limited partnership, joint venture, association or other entity which is a competitor, supplier or customer of Banner or has any type of business or professional relationship with Banner.

     5.20 Customers, Suppliers, Distributors and Agents. Except as set forth on Exhibit 5.20, Banner has no knowledge that any customer, client, distributor, supplier or any other person or entity with material business dealings with Banner, will or may cease to continue such relationship with Banner, or will or may substantially reduce the extent of such relationship, at any time prior to or after the Closing Date. Except as set forth on Exhibit 5.20, Banner has no knowledge of (1) any other existing or contemplated modification or change in the business relationship of Banner, or (2) any existing condition or state of facts or circumstances which has affected adversely, should reasonably be expected to adversely affect (in a material manner), the Business with its customers, clients, suppliers or other persons or entities with material business dealings with Banner or which has prevented or will prevent such business from being carried on by Banner under its new ownership after the Closing in essentially the same manner as it is currently carried on.

     5.21 Books and Records. The books of account and other financial and corporate records of Banner are in all material respects complete, correct and up to date, with all necessary signatures required in connection with the consummation of the transactions contemplated hereunder, and are in all material respects accurately reflected in the Financial Statements.

     5.22 Employee Benefit Plans. Except as described in Exhibit 5.22, Banner does not have any hospitalization, health insurance, pension, retirement, profit sharing, stock option or similar plans. Exhibit 5.22 sets forth a correct and complete list of each and every employee benefit plan, including each pension, profit sharing, stock bonus, bonus, deferred compensation, severance, stock option or purchase plan, or other retirement plan or arrangement, covering employees of Banner (the "Employee Benefit Plans"). For each such employee pension plan, multi-employer plan or welfare plan as those terms are defined in
Section 3 of the Employee Retirement Income Security Act of 1974 ("ERISA") and for each Employee Benefit Plan with respect to which Banner is a "party in interest" as defined in Section 3 of ERISA, or a "disqualified person" as defined in Section 4975 of the Code, Banner has delivered to THI complete and accurate copies of (i) all Employee Benefit Plans and all amendments thereto;
(ii) the trust instrument or insurance contract, if any, forming a part of the plans, and all amendments thereto; (iii) the most recent and preceding year's Internal Revenue Service Form 5500 and all schedules thereto; (iv) the most recent Internal Revenue Service determination letter, or if no letter has been issued, any pending application to the Internal Revenue Service for a determination letter regarding qualified status; (v) any bond required by
Section 412 of ERISA; and (vi) the summary plan description. Banner has complied with all of the material regulations governing each of the Employee Benefit Plans maintained for the benefit of Banner's employees, including, without limitation, rules and regulations promulgated pursuant to ERISA and the Code, by the Department of Treasury, Department of Labor, and the Pension Benefit Plans Guaranty Corporation, and each of the

Employee Benefit Plans now operated has since its inception been operated in accordance with its provisions and is in compliance with such regulations. To Banner's knowledge, neither Banner nor any Employee Benefit Plans maintained by Banner or any fiduciaries thereof have engaged in any prohibited transaction, as that term is defined in Section 406 of ERISA or Section 4975 of the Code, nor have any of them committed any breach of fiduciary responsibility with respect to any of the Employee Benefit Plans, and Banner does not have any knowledge that any other person has not complied with these regulations.

     5.23 Powers of Attorney. Except as set forth on Exhibit 5.23, no person has any power of attorney to act on behalf of Banner in connection with any of Banner's properties or business affairs other than such powers to so act as normally pertain to the officers of Banner.

     5.24  Labor Disputes, Unfair Labor Practices.  Except as set forth on
Exhibit 5.24, Banner is not engaged in any labor practice which would have a material adverse affect on the Assets or the Business. There is no pending or affirmatively threatened (i) unfair labor practice complaint, charge, labor dispute, strike, slowdown, walkout or work stoppage before the National Labor Relations Board or any other authority or (ii) grievance or arbitration proceeding arising out of or under a collective bargaining agreement involving employees of Banner. There have been no strikes, labor disputes, slow-downs, walkouts, or work stoppages involving employees of Banner during the last five
(5) years. No union representation question exists with respect to the employees of Banner and no union organizing activities are taking place. Banner has not received notice from any of its employees of such employee's intent to terminate his or her employment or bring any action against Banner for any reason related to the transactions contemplated by this Agreement or for any other reason.

     5.25 Past Due Obligations. Except as set forth on Exhibit 5.25, no past due obligations of Banner over $500 have given rise or shall give rise within 6 months after the Closing Date (except as such will be performed by Banner prior to the Closing so as to relieve THI of all liability therefor) to any additional liability to THI on account of their being past due.

     5.26 Environmental Compliance. Except as set forth in Exhibit 5.26, (i) Banner has not generated, used, transported, treated, stored, released or disposed of, nor has suffered or permitted anyone else to generate, use, transport, treat, store, release or dispose of any Hazardous Substance in violation of any laws or governmental regulation; (ii) there has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with the conduct of the Business or the use of any property, facility or Assets of Banner or to the knowledge of Banner any nearby or adjacent properties or facilities, which has created or might reasonably be expected to create any liability under any laws or governmental regulation or which would require reporting to or notification of any governmental entity; (iii) no asbestos or polychlorinated biphenyl or underground storage tank is contained in or located at any facility of Banner; and (iv) any Hazardous Substance handled or dealt with in any way in connection with the Business has been and his being handled or dealt with in all respects in compliance with applicable local, state and federal laws. For purposes of this Section, "Hazardous Substance" means (but shall not be limited to) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Laws as "hazardous substances", "hazardous materials', "hazardous wastes" or "toxic substances", or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, toxicity or "EP toxicity", and petroleum and drilling fluids, produced waters and other wastes associated with the exploration, development, or production or crude oil, natural gas or geothermal energy.

     5.27 Tax and Other Returns and Reports. Banner has timely filed or will file all federal, state and local tax returns and information returns ("Tax Returns") required to be filed by it and has paid all taxes due for all periods ending on or before December 31, 1996. Adequate provision has been made in the books and records of Banner and in the Financial Statements referred to in
Section 5.10 above for all taxes whether or not due and payable and whether or not disputed.

     5.28 Recent Dividends and Other Distributions. There has been no dividend or other distribution of assets or securities by Banner, whether consisting or money, property or any other thing of value, declared, issued or paid to or for the benefit of Banner's shareholders subsequent to the date of the most recent financial statements described in Section 5.9 except those distributions made to the shareholders for the purpose of paying 1997 and 1998 taxes due on shareholder income from the Business, in accord with past practice.

     5.29 Inventory. Except as set forth in Exhibit 5.29, all of the Inventory is of a usable quality in the ordinary course of business.

     5.30 Purchase and Sale Obligations. All purchase, sales and orders and all other commitments for purchases, sales and orders made by or on behalf of Banner have been made in the usual and ordinary course of its business in accordance with normal practices. On the Closing Date, Banner shall deliver to THI a schedule of all such uncompleted purchase and sale orders and other commitments with respect to any of Banner's obligations as of a date not earlier than ten (10) days prior to the Closing.

     5.31 Other Information. None of the information which has been or may be furnished by Banner or any of its representatives to THI or any of its representatives in connection with the transactions contemplated hereby, which is contained in this Agreement (including the Exhibits hereto) or any Ancillary Document or any certificate or instrument delivered or to be delivered by or on behalf of Banner in connection with the transactions contemplated hereby, does or will contain any untrue statement of a material fact or omit a material fact necessary to make the information contained herein or therein not misleading.

     5.32 Knowledge of Banner and its Shareholders. As to each representation and warranty made by Banner under this Article 5, any fact or information known to any shareholder of Banner or notice received by any shareholder of Banner, but specifically excluding any employee of Banner, shall be imputed to Banner as if such fact or information were known to Banner or such notice received by Banner, keeping in mind that this Agreement is an asset purchase, not a purchase of Banner.

     5.33 Scope of Responsibilities and Warranties. All of the representations and warranties of Banner apply to the sale of its assets and not to the sale of the corporation itself and should be interpreted in this context.

     6.    REPRESENTATIONS AND WARRANTIES OF THI
           -------------------------------------

     THI hereby represents and warrants to Banner as follows, each of which representation and warranty shall be true as of the Closing Date:

     6.1 Organization. THI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. THI has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

     6.2 Authorization of Agreement. The execution, delivery and performance of this Agreement by THI, and the consummation of the transactions contemplated hereby have been duly and effectively authorized by THI's Board of Directors. This Agreement has been; and the Ancillary Documents will be, duly and validly authorized, executed and delivered on behalf of THI. This Agreement constitutes a valid and binding obligation of THI, enforceable in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors, rights generally.

     6.3 Effect of Agreement. The execution, delivery and performance of this Agreement by THI and consummation by THI of the transactions contemplated hereby will not, with or without the giving or notice and the lapse of time, or both, (a) violate any provision of law, statute, rule, regulation or executive order to which the THI is subject; (b) violate any judgment, order, writ or decree of any court applicable to THI; or (c) result in the breach of or conflict with any term, covenant, condition or provision of the Certificate of Incorporation of THI or any commitment, contract or other agreement on instrument to which THI is a party.

     6.4 Restrictions; Burdensome Agreements. THI is not a party to any contract, commitment or agreement, nor is THI subject to, or bound or affected by any order, judgment, decree, law, statute, ordinance, rule, regulation or other restriction of any kind or character, which would, individually or in the aggregate, materially adversely affect THI's business.

     6.5 Governmental and Other Consents. Except as set forth on Exhibit 6.5, no consent, authorization or approval of, or exemption by, any governmental or public body or authority is required in connection with the execution, delivery and performance by THI of this Agreement or of any of the instruments or agreements herein referred to, or the taking of any action herein contemplated.

     6.6 Litigation. Except as set forth on Exhibit 6.6, there is no claim, action, suit, proceeding, arbitration, reparation, investigation or hearing or notice of hearing, pending or, to the knowledge of THI, threatened, before any court or governmental, administrative or other competent authority or private arbitration tribunal against or relating to or affecting (directly or indirectly, including by way of indemnification) its business or the transactions contemplated by this Agreement; nor are any facts known to THI, which it believes could reasonably give rise to any such claim, action, suit, proceeding, arbitration, investigation or hearing, which may have any adverse affect, individually or in the aggregate in excess of Ten Thousand Dollars ($10,000) upon the business of THI or the transactions contemplated by this Agreement. THI has not waived any statute of limitations or other affirmative defense with respect to any of its obligations. There is no continuing order, injunction or decree of any court, arbitrator or governmental, administrative or other competent authority to which THI is a party, or to which THI is subject. Neither THI nor any of its shareholders or current officer, director, partner or employee of THI or any Affiliate of THI has been permanently or temporarily enjoined or barred by order, judgment or decree of any court or other tribunal or any agency or other body from engaging in or continuing any conduct or practice in connection with its business.

     6.7 Compliance with Applicable Laws. The conduct of THI's business does not violate or infringe, and there is no basis for any claims of violation or infringement of, any law, statute, ordinance, regulation or executive order (including, without limitation, the

Federal Food, Drugs and Cosmetics Act, as amended, the Occupational Safety and Health Act, the National Environmental Policy Act, any federal agriculture law, or the Foreign Corrupt Practices Act and the respective regulations thereunder and similar applicable state laws and regulations, including but not limited to agriculture laws and regulations) currently in effect, except in each case for violations or infringements which do not and will not, individually or in the aggregate, have a material adverse affect on THI's business. THI is not in default under any governmental or administrative registration, membership or license issued to it, under any governmental or administrative order or demand directed to it, or with respect to any order, writ, injunction or decree of any court which, in any case, materially adversely affects the financial condition, results of operations of THI.

     6.8 Tax and Other Returns and Reports. THI has timely filed or will file all federal, state and local tax returns and information returns required to be filed by it and has paid all taxes due for all periods ending on or before December 31, 1996. Adequate provision has been made in the books and records of THI for all taxes whether or not due and payable and whether or not disputed.

     6.9 Other Information. None of the information which has been or may be furnished by THI or any of its representatives to Banner or any of its representatives in connection with the transactions contemplated hereby, which is contained in this Agreement (including the Exhibits hereto) or any Ancillary Document or any certificate or instrument delivered or to be delivered by or on behalf of THI in connection with the transactions contemplated hereby, does or will contain any untrue statement of a material fact or omit a material fact necessary to make the information contained herein or therein not misleading.

     6.10  Form 10-KSB.  THI has delivered to Banner, and included in Exhibit
6.10 hereto are, correct and complete copies of Form 10-KSB as filed with the Securities and Exchange Commission for the years 1995, 1996 and 1997, as amended (the "10-Ks"). The 10-Ks have been prepared in accordance with generally accepted accounting principles and practices consistently applied and fairly present the financial position of THI at their respective dates and the results of operations for the respective periods covered thereby.

     6.11 Absence of Certain Changes or Events. Except as set forth on Exhibit 6.11, since January 1, 1998, THI has not: (a) suffered any adverse change in, or the occurrence of any events which, individually or in the aggregate, has or have had, or might reasonably be expected to have, a material adverse effect on, THI's financial condition; (b) incurred damage to or destruction of any material asset or material portion of its assets, whether or not covered by insurance;
(c) incurred any material obligation or liability (fixed or contingent) except
(i) current trade or business obligations incurred in the ordinary course of business, none of which were entered into for inadequate consideration, and (ii) obligations and liabilities under this Agreement; (d) made or entered into contracts or commitments to make any capital expenditures in excess of Ten Thousand Dollars ($10,000.00); (e) mortgaged, pledged or subjected to lien or any other encumbrance any of its assets, except for those liens and encumbrances required for financing of the transactions contemplated by this Agreement; (f) sold, transferred or leased any material asset or material portion of its assets, or canceled or compromised any debt or material claims, except in each case, in the ordinary course of business; (g) sold, assigned, transferred or granted any rights under or with respect to any licenses, agreements, patents, inventions, trademarks, trade names, copyrights or formulae or with respect to know-how or any other intangible asset; (h) waived or released any other rights of material value; or
(i) entered into any transactions not in the ordinary course of business which would, individually or in the aggregate, materially adversely affect THI's business.

     7.   PRE-CLOSING COVENANTS OF BANNER
          -------------------------------

     Banner hereby covenants and agrees with THI that Banner shall do, or cause to be done, the following, between the date of this Agreement and the Closing Date or date of termination of this Agreement, as the case may be:

     7.1 Conduct of Business Until Closing Date. Except as permitted or required hereby or as THI may otherwise consent in writing, Banner shall:

          7.1.1 operate the Business only in the usual, regular and ordinary manner, and use its best efforts to (a) preserve the present business organization of Banner intact, (b) keep available the services of the present employees of Banner, and (c) preserve the current business relationships of Banner with customers, clients, suppliers, distributors and others having business dealings with it;

          7.1.2 bear the risk of loss or damage to the Assets on and prior to the Closing where such risk of loss is not the legal obligation of another, and maintain all properties necessary for the conduct of the Business, whether owned or leased;

          7.1.3 maintain the books, records and accounts of Banner in the usual, regular and ordinary manner, on the basis consistent with prior periods;

          7.1.4 duly comply with all laws, rules and regulations applicable to Banner and to the conduct of its Business, the failure of which to comply would have a material adverse affect on the Business;

          7.1.5 perform all of the obligations of Banner without default, unless such default is of no significance to Banner and could have no adverse impact on Banner, its Assets or Business;

          7.1.6 neither (a) amend Banner's Articles of Incorporation or By-Laws; (b) merge with or into, consolidate, amalgamate or otherwise combine with, any other entity; nor (c) change the character of the Business;

          7.1.7 neither (a) encumber, mortgage, or voluntarily subject to lien any of the existing Assets; (b) transfer, sell, lease, license or otherwise dispose of any of, or any part of, the Assets (other than in the ordinary course of business); (c) convey, transfer or acquire any material Asset or property to, for or on behalf of Banner other than in the ordinary course of business except for assets to be used for Home Meal Replacement Project;
     (d) enter into any arrangement, agreement or undertaking, with respect to any of the employees relating to the payment of bonus, severance, profit-sharing or special compensation or any increase in the compensation payable or to become payable to any such employee; nor (e) incur any material fixed or contingent obligation or enter into any agreement, commitment, contract or other transaction or arrangement relating to the Business or the Assets except in connection with Home Meal Replacement Project;

          7.1.8 not make any distributions or dividends of Assets or securities, nor any changes to the capital structure of Banner, except as permitted in Section 5.28; and

          7.1.9 neither modify, change or terminate any of its material obligations other than in the ordinary course of business, nor grant any power of attorney with respect to the Business or the Assets to any party except THI.

          7.1.10 use its best efforts to assist THI in securing the appropriate governmental licenses necessary for THI to operate the Business from and after Closing.

     7.2 Approvals, Consents and Further Assurances. Banner shall use its best efforts to obtain in writing as promptly as possible all approvals, consents and waivers required in order to effectuate the transactions contemplated hereby, and shall deliver to THI copies, reasonably satisfactory in form and substance to counsel to THI, of such approvals and consents. Banner shall also use its best efforts to assure that the other conditions set forth in Article 10 hereof are satisfied by the Closing Date.

     7.3 Access to Properties, Records, Suppliers, Agents, Etc. Banner shall give to THI and to THI's counsel, financiers, accountants and other representatives reasonable access to and copies of such of Banner's properties, personnel, books, tax returns, contracts, commitments and records as relate to the Assets, suppliers, agents, distributors, etc. or other aspects of the Business; and shall furnish to THI and such representatives all such additional instruments, contracts, documents or other written obligations (certified by officers of Banner, if so requested) and financial and other information concerning the Business, Assets, suppliers, agents, etc. as THI or its representatives may from time to time reasonably request.

     7.4 Advice of Changes. If Banner becomes aware of any fact or facts which, if known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or which, individually or in the aggregate, could materially adversely affect the Business or Assets of Banner, it shall promptly advise THI in writing thereof.

     7.5 Conduct. Except as permitted or required hereby or as THI may otherwise consent in writing, neither Banner nor any of its shareholders shall enter into any transaction or take any action which would result in any of the representations and warranties of Banner contained in this Agreement or in any Ancillary Document not being true and correct as of the time immediately after such transaction has been entered into or such event has occurred and on the Closing Date.

     7.6 Employee Benefit Plans. Except for payment of Banner's current obligations under its employee benefit plan, Banner shall not incur any additional obligations or liabilities, including (i) all liabilities for all claims incurred, whether or not reported, on or before the Closing Date under all "employee welfare benefit plans," within the meaning of Section 3(l) of ERISA, (ii) all liabilities or obligations for vacations or sick leave or retiree, medical or life benefits to employees or former employees of Banner, and (iii) all liabilities of Banner for all benefits accrued under any "employee pension benefit plan," within the meaning of Section 3(2) of ERISA under each Employee Benefit Plan.

     7.7 Satisfaction of Conditions by Banner. Banner hereby covenants and agrees with THI that, between the date of this Agreement and the Closing Date or date of termination of this Agreement, as the case may be, it shall use its best efforts to assure that the conditions set forth in Article 10 hereof are satisfied by the Closing Date.

     7.8 Non-Disclosure of Negotiations and Non-Usage of Documents of THI. Banner hereby covenants and agrees with THI that it shall not use, show, display, describe or otherwise disclose, directly or indirectly, in any manner, this Agreement, any Exhibits hereto or any other document created by THI's counsel, in whole or in part, which was the subject of negotiations between THI and Banner, or any of the terms or other aspects of the negotiations between THI and Banner, in the event that the Closing shall not occur for any reason. Banner further agrees that it will return and cause all of its advisors, representatives and other parties, over which it has control, to return to THI all documents or other written materials regarding this transaction that were obtained from THI or its counsel during the course of the negotiations (including all drafts of all documents) except matters in any way related to Home Meal Replacement Project.

     7.9 Lease and Purchase Option of Hialeah Real Estate. At the Closing, THI and the shareholders of Banner shall have executed a lease substantially in the form of Exhibit 10.17, of the real estate facilities located at 6601 N.W. 37th Avenue, Hialeah, Florida, and owned in fee simple by said shareholders (the "Lease"). The Lease shall provide for a term of five (5) years at an annual rental of One Hundred Twenty Thousand Dollars ($120,000), payable in sixty (60) consecutive, equal monthly installments in the amount of Ten Thousand Dollars ($10,000) each, on a net-net-net basis. For the term of such lease, THI shall be granted the option to purchase such real estate and improvements in fee simple without any clouds to title thereof at a purchase price equal to the lower of the independently appraised value thereof or One Million Two Hundred Seventy Thousand Dollars ($1,270,000), subject to all normal prorations and apportionments of costs, taxes, etc. between purchaser and seller as generally done in such transactions in such geographic area. The appraisal shall be performed by an MAI appraiser, approved by the current shareholders of Banner. THI shall pay the cost of such appraisal.

     8.   PRE-CLOSING COVENANTS OF THI

     8.1 Satisfaction of Conditions by THI. THI hereby covenants and agrees with Banner that, between the date of this Agreement and the Closing Date or date of termination of this Agreement, as the case may be, THI shall use its best efforts to assure that the conditions set forth in Article 11 hereof are satisfied by the Closing Date.

     8.2 Confidentiality. Prior to the Closing, THI shall keep confidential any and all information furnished to it by Banner in the course of negotiations, except (i) to the extent any such information must be disclosed to any lenders interested in the transaction, (ii) to the extent such information must be disclosed to comply with the applicable securities laws, rules and regulations, and (iii) for information that is available to THI from sources other than Banner without violating the law. If for any reason the Closing shall not occur, THI, to the extent such information has not then already been publicly disclosed, shall continue to keep such information confidential, to the extent that it is protectable by law, and shall not use it and shall immediately return and cause all of its advisors, representatives and other parties over which it has control to return to Banner all documents or other written materials regarding Banner and any copies thereof obtained from Banner or made by it through Banner during the course of the negotiations.

     9.   POST-CLOSING COVENANTS

     9.1. Further Assurances. After the Closing hereunder, Banner shall take all necessary actions to formally change its name and to deliver to THI any necessary documents to enable THI to fully utilize such names as part of the Rights. Banner and its shareholders shall use their best efforts to acquire or provide THI with the transition of any governmental licenses necessary for THI to operate the Business. Banner, at the request of THI, also shall execute, acknowledge and deliver to THI, without further consideration, all such further assignments, conveyances, endorsements, deeds, powers of attorney, consents and other documents (together with the instruments referred to in Section 1.3, referred to herein collectively as the "Ancillary Documents") and take such other action as THI may reasonably request (a) to transfer to and fully vest in THI, and protect THI's right, title and interest in and to all of Banner's right, title and interest in and to the Assets, and (b) otherwise to consummate the transactions contemplated by this Agreement.

          9.1.1 THI will provide to the shareholders of Banner reasonable access to any records of Banner's business which is in THI's possession and which will assist Banner and its shareholders in responding to or complying with any tax audit or other governmental inquiry or which may be necessary in connection with any litigation by or against Banner and its shareholders and relating thereto.

          9.1.2 THI will use its best efforts to maintain licenses in good standing under the applicable laws and regulations administered by the United States Department of Agriculture, the Florida Department of Agriculture or other similar federal, state or other governmental agency having regulatory jurisdiction over Banner, its business or the Assets.

          9.1.3 After the Closing, during the term of the Employment Agreement of Manuel Jimenez, THI shall not acquire or establish a business which competes with the Business, unless such business is made a part of the Business.

          9.1.4 THI will use its best efforts to assist Messrs. Foyo and Teijeiro in obtaining releases of their respective guaranties relating to the First Union Line of Credit.

     9.2 Confidentiality. (a) Banner shall use its best efforts to keep confidential any and all information concerning THI and its principals and Affiliates, except for information that may be available from sources generally available to the public. If for any reason the

Closing shall not occur, Banner will continue to use its best efforts to keep the information concerning THI and its principals and Affiliates confidential and will not use it for any purpose and will return to THI all documents or other written materials and any copies thereof obtained or made by it during the course of the negotiations concerning THI and its principals and Affiliates.

     (b) THI shall use its best efforts to keep confidential any and all information concerning Banner and its principals and Affiliates, except for information that may be available from sources generally available to the public. If for any reason the Closing shall not occur, THI will continue to use its best efforts to keep the information concerning Banner and its principals and Affiliates confidential and will not use it for any purpose and will return to Banner all documents or other written materials and any copies thereof obtained or made by it during the course of the negotiations concerning Benner and its principals and Affiliates.

     9.3 Cooperation. Banner shall cooperate with THI in arranging or participating in meetings between THI and employees, suppliers, customers, agents, distributors and others who have or have had a business relationship with Banner, at times that are non-injurious in a material way to the operations of Banner.

     10.  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THI

     The obligations of THI pursuant to this Agreement are subject to the satisfaction at the Closing of each of the following conditions, any or all of which conditions may be waived by THI in its sole discretion:

     10.1 Accuracy of Representations and Warranties. All representations and warranties made by Banner (contained in this Agreement, any Exhibit or Schedule hereto, or any certificate or instrument delivered to THI or its representatives by Banner or its representatives) shall be true on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (i.e., with respect to representations that a state of facts exists on or as of the date hereof, it is a condition that such state of facts exists on or as of the Closing Date; and with respect to a representation that a state of facts has or has not changed between a date prior to the date hereof and the date hereof, it is a condition that such state of facts has or has not changed between such prior date and the Closing Date), except as affected by transactions contemplated hereby.

     10.2 Performance of Agreements. Banner shall have performed and complied with all covenants, obligations and agreements, including but not limited to those set forth in

Section 3.4 of this Agreement, to be performed or complied with by them on or before the Closing Date pursuant to this Agreement.

     10.3 Litigation, Etc.

          10.3.1 Except as set forth on Exhibit 5.18, no claim, action, suit, proceeding, arbitration, investigation or hearing or note of hearing shall be pending or threatened against or affecting THI, Banner or any of the Assets, which (a) might result either in an action or enjoin or prevent the consummation of the transactions contemplated by this Agreement; (b) in the reasonable judgment of THI would materially adversely affect the Business or the ability of THI to consummate the transactions contemplated by this Agreement or to own the Assets or to operate the Business.

          10.3.2 Banner shall not be in violation of any law, statute, ordinance, rule, regulation or executive order, the enforcement of which would, individually or in the aggregate, materially adversely affect the Assets or the Business; or which would individually or in the aggregate, materially adversely affect the ability of THI to consummate the transactions contemplated by this Agreement or to operate the Business.

          10.3.3 No law, regulation or decree shall have been proposed, adopted or promulgated, or have become effective, the enforcement of which would materially adversely affect the ability of THI to consummate the transactions contemplated by this Agreement or to operate any such business.

     10.4 Approvals and Consents. Banner shall have obtained, and THI shall have received copies of, all of the approvals and consents referred to in
Section 7.2, each of which approvals and consents shall be in full force and effect and reasonably satisfactory in form and substance to THI and its counsel.

     10.5 Officer's Certificate. THI shall have received an accurate certificate, dated the Closing Date, of the President of Banner dated as of the Closing Date, stating, among other things, that he is not aware of any material omissions or facts that would materially alter any of the Financial Statements, nor is he aware of any facts or factors that are reasonably likely to occur, or if known to other parties, that could have a material adverse effect on the financial condition, business, operations, Assets, liabilities, management or prospects of Banner.

     10.6 Active Status Certificate. THI shall have received (a) a certificate of the Secretary of State of Florida, dated within 30 days before the Closing Date, certifying that the status of Banner is active.

     10.7 No Material Adverse Change. THI shall confirm in good faith and its reasonable discretion that there have been no material adverse changes in the financial condition, business, operations, assets, liabilities, management or prospects of Banner, and that the unaudited net tangible working capital of Banner as of May 31, 1998 is no less than its audited net tangible working capital as of December 31, 1997. "Net tangible working capital" shall have the meaning ascribed to such term under generally accepted accounting principles as applied to Banner's industry.

     10.8 Actions, Proceedings, Etc. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement shall have been completed in a manner reasonably satisfactory to THI, such approval not to be unreasonably withheld.

     10.9 Opinion of Counsel to Banner. THI shall have received an opinion of Kelley Drye & Warren LLP, counsel to Banner, addressed to THI, dated the Closing Date, to the effect set forth in, and substantially in the form, of Exhibit 10.9.

     10.10 Licenses, Permits, Consents, Etc. THI shall have received evidence, in form and substance reasonably satisfactory to counsel for THI, that such licenses, permits, consents, approvals, authorizations or orders of governmental authorities as are necessary to the consummation of the transactions contemplated by this Agreement and the continued operation of the Business have been obtained.

     10.11 Documentation of Rights. Banner shall have delivered to THI true and complete copies of all of the documentation held by Banner relating to each of the Rights.

     10.12 Employment and Non-Competition Agreements. THI shall have entered into Employment and Non-Competition Agreements with Manuel Jimenez, Feliciano Foyo and Joseph Teijeiro in the forms attached hereto as Exhibits 3.4(a), 3.4(b) and 3.4(c), respectively.

     10.13 Officers' Financial Certificate. THI shall have received an accurate certificate as set forth in Exhibit 10.13 from the President and Secretary of Banner, dated as of the Closing Date, satisfactory in form and substance to THI and its counsel, certifying that the 1996 Financial Statements are true and correct, and fairly present the financial position of Banner during that interim period.

     10.14 THI Financing Commitment. One day prior to signing this Agreement, THI shall have secured binding commitments, satisfactory to it for not less than One Million Eight Hundred Thousand Dollars ($1,800,000) principal amount of equity, loans or other financing, the proceeds of which will fund at Closing some or all the cash consideration to Banner provided in Section 3.1. Upon receipt prior to Closing of such binding commitments, THI shall so notify Banner.

     10.15 Deposit; Liquidated Damages. Upon the earlier of, signing this Agreement or THI's funding the Home Meal Replacement Project , THI shall have delivered a deposit of One Hundred Eighty Thousand Dollars ($180,000)[the "Initial Deposit"] to Banner's attorney, as listed in Section 13.6 ("Banner's Attorney"), representing an irrevocable, non-refundable deposit under this Agreement. If the transaction contemplated by this Agreement does not Close by June 30, 1998, the Initial Deposit shall be paid to Banner; provided however, THI shall be entitled to extend the Closing until July 15, 1998, upon the payment and receipt by June 30, 1998, of an additional irrevocable, non-refundable deposit of One Hundred Thousand Dollars ($100,000)[the "Second Deposit", the Initial Deposit and the Second Deposit are collectively referred to as the "Deposit"] to Banner's Attorney. If the Closing takes place the Deposit shall be applied to the Purchase Price due under Section 3.1. If the Closing does not take place by close of business on July 15, 1998,(or July 31, 1998, in the event that the deadline is extended as permitted below) the entire Deposit shall be paid to Banner and the parties shall have no further obligations hereunder except for the return of information. The only exception to the deadline set forth above is where THI fails to Close by reason of a delay in the bank financing. In that case, THI may furnish a letter of assurance from the bank stating that financing is forthcoming and the delay is due solely to bank procedures. If THI provides such letter to Banner, the deadline for Closing will be extended from July 15, 1998, to a date by which the bank estimates financing will be completed; however, such date shall be no later than July 31, 1998.

     10.16 Lease/Option on Real Property. THI shall have received a duly executed "triple net" Lease and Option to Purchase the building and real estate located at 6601 N.W. 37th Avenue, Hialeah, Florida, in the form attached hereto as Exhibit 10.16.

     10.17 Completion of Due Diligence. To THI's sole satisfaction, THI shall have received sufficient information and access to such information on a timely basis regarding Banner. As of the date of this Agreement, certain Exhibits or Schedules required of Banner to be attached hereto have not yet been prepared or assembled. Receipt and approval by THI and its counsel in THI's sole discretion at or prior to Closing of all Exhibits and Schedules hereto is a further condition to the obligations of THI hereunder and the Closing hereof.

Provided, however, Banner shall be entitled to receive the Deposit if Closing does not take place as provided in Section 10.15 above.

     11. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BANNER

     The obligations of Banner under this Agreement are subject to the satisfaction at the Closing of each of the following conditions, any or all of which conditions may be waived by Banner in its sole discretion.

     11.1 Accuracy of Representations and Warranties. All representations and warranties by THI in this Agreement shall be true as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

     11.2 Performance of Agreements. THI shall have performed and complied in all material respects with all covenants, obligations and agreements to be performed or complied with by it on or before the Closing Date pursuant to this Agreement.

     11.3 Secretary's Certificate. Banner shall have received a certificate from THI, substantially in the form of Exhibit 11.3, dated the Closing Date.

     11.4 Actions, Proceedings, Etc. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement shall have been completed in a manner reasonably satisfactory to Banner and approved by its counsel, including but not limited to securing the appropriate approval(s) and/or license(s) under the applicable laws and regulations administered by the United States Department of Agriculture, the Florida Department of Agriculture, or other similar federal, state or other governmental agency having regulatory jurisdiction over Banner, the Business or the Assets; and such counsel to Banner shall have been furnished with such other instruments and documents as they shall have reasonably requested.

     11.5 No Injunction. No third party injunction, stay or restraining order shall be in effect prohibiting the consummation of the transactions contemplated hereby.

     11.6 Opinion of Counsel to Buyer. Banner shall have received an opinion of Fishman, Merrick, Miller, Genelly, Springer, Klimek & Anderson, P.C., counsel to THI, addressed to Banner, dated as of the Closing Date, to the effect set forth in, and substantially in the form, of Exhibit 11.6.

     11.7 Completion of Schedules and Exhibits. As of the date of this Agreement, certain Exhibits or Schedules required of THI to be attached hereto have not yet been prepared or assembled. Receipt and approval by Banner and its counsel, in Banner's sole discretion, at or prior to Closing, of all such Exhibits and Schedules hereto is a further condition to the obligations of Banner hereunder and the Closing hereof. Provided, however, Banner shall be entitled to receive the Deposit if Closing does not take place as provided in Section 10.15 above.

     12. SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
         INDEMNIFICATION

     12.1 Survival. The representations and warranties set forth in this Agreement, in any Exhibit or Schedule hereto and in any certificate or instrument delivered in connection herewith shall survive for a period of one
(1) year after the Closing Date and shall thereupon terminate and expire and shall be of no force or effect thereafter, except (i) with respect to any material claim, written notice of which shall have been delivered to THI or Banner, as the case may be, such claim shall survive the termination of such period and shall survive for as long as such claim is unsettled, and (ii) with respect to any litigation which shall have been commenced to resolve such claim on or prior to such date. For purposes hereof, a material claim shall mean a claim or claims aggregating $25,000 or more, individually or in the aggregate.

     12.2 Indemnification by Banner. Subject to the limitations set forth in the last sentence of Section 12.1, Banner hereby covenants and agrees with THI that, regardless of any investigation made at any time by or on behalf of THI or any information THI may have and, regardless of the Closing hereunder, Banner shall indemnify THI and Banner and its respective directors, officers, employees, representatives and Affiliates of THI, and each of their successors and assigns (individually, a "THI Indemnified Party"), and hold them harmless from, against and in respect of any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses (including interest which may be imposed in connection therewith, court costs and reasonable fees and disbursements of counsel) incurred by any of them resulting from any misrepresentation, breach of warranty or nonfulfillment of any agreement, covenant or obligation by Banner made in this Agreement (including without limitation any Exhibit hereto and any certificate or instrument delivered in connection herewith) any taxes of any kind whatsoever, or expenses, interest or penalties relating thereto, including those that arise out of or result from the transactions contemplated by this Agreement, other than taxes relating to the conduct of the Business after the Closing Date.

     If, by reason of the claim of any third party relating to any of the matters subject to indemnification under this Section 12.2, a lien, attachment, garnishment or execution is placed upon any of the property or assets of any THI Indemnified Party, Banner shall promptly furnish an indemnity bond reasonably satisfactory to THI to obtain the prompt release of such lien, attachment, garnishment or execution. THI shall be entitled to reduce any amounts it owes to Banner in the amount owed to it by Banner under this Section 12.2.

     12.3 Indemnification by THI. Subject to the limitations set forth in the last sentence of Section 12.1, THI hereby covenants and agrees with Banner that THI shall indemnify Banner and its respective directors, officers, employees, representatives and Affiliates of Banner and each of their successors and assigns (individually, a "Banner Indemnified Party") and hold them harmless from, against and in respect of any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses (including interest which may be imposed in connection therewith and court costs and reasonable fees and disbursements of counsel) incurred by any of them resulting from (i) the conduct of the operations of Banner subsequent to the Closing, and (ii) any misrepresentation, breach of warranty or the nonfulfillment of any agreement, covenant or obligation by THI made in this Agreement (including without limitation any Exhibit hereto and any certificate or instrument delivered in connection herewith).

     If, by reason of the claim of any third party relating to any of the matters subject to indemnification under this Section 12.3, a lien, attachment, garnishment or execution is placed upon any of the property or assets of any Banner Indemnified Party, THI shall promptly furnish an indemnity bond reasonably satisfactory to Banner to obtain the prompt release of such lien, attachment, garnishment or execution. Banner shall be entitled to reduce any amounts it owes to THI in the amount owed to it by THI under this Section 12.3.

     12.4 Right to Defend. If the facts giving rise to any such indemnification shall involve any actual claim or demand by any third party against a THI Indemnified Party or Banner Indemnified Party (referred to hereinafter as an "Indemnified Party"), the indemnifying parties shall be entitled to notice of and entitled (without prejudice to the right of any Indemnified Party to participate at its own expense through counsel of its own choosing) to defend or prosecute such claim at their expense and through counsel of their own choosing if they give written notice of their intention to do so no later than the time by which the interest of the Indemnified Party would be materially prejudiced as a result of its failure to have received such notice; provided, however, that if the defendants in any action shall include both the indemnifying parties and an Indemnified Party, and the Indemnified Party shall have reasonably concluded that counsel selected by the indemnifying parties has a conflict of interest because of the availability of different or additional defenses to the Indemnified Party, the Indemnified Party shall cooperate fully in the defense of such claim and shall make available to the indemnifying parties pertinent information under its control relating thereto. THI shall notify Banner within five (5) business days of its becoming aware of any matters or claims for which it might seek indemnification hereunder and provide

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Banner with copies of complaints, citations, notices and responses made in connection therewith. Failure to provide such notice shall be a waiver of rights to indemnification.

     12.5 Subrogation. If the Indemnified Party receives payment or other indemnification from the indemnifying party hereunder, the indemnifying party shall be subrogated to the extent of such payment or indemnification to all rights in respect of the subject matter of such claim to which the Indemnified Party may be entitled, to institute appropriate action for the recovery thereof, and the Indemnified Party agrees reasonably to assist and cooperate with the indemnifying party at no expense to the Indemnified Party in enforcing such rights.

     13.  MISCELLANEOUS

     13.1 Expenses. Except as and to the extent otherwise provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, Banner and THI shall each pay their own respective expenses and the fees and expenses of their respective counsel and other experts.

     13.2 Termination of Agreement. This Agreement may be terminated and the transaction contemplated hereby may be abandoned at any time, but not later than the Closing Date:

          (a)  by mutual consent of the parties; or

          (b) by Banner or THI if, through no material fault of such party so electing to terminate, the Closing shall not have occurred on or prior to July 15, 1998, subject to the provisions of Section 10.15 above.

     In the event of the termination of this Agreement by any party as above provided, without material fault of any party, no party shall have any liability hereunder, including any liability for damages. In the event that a condition precedent to a party's obligation is not met, nothing contained herein shall be deemed to require any party to terminate this Agreement rather than to waive such condition precedent and proceed with the Closing.

     13.3 Waivers. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein or in any other documents. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any


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subsequent breach.  Any party hereto may, at or before the Closing, waive any conditions to its obligations hereunder which are not fulfilled.

     13.4 Binding Effect; Benefits. This Agreement shall inure to the benefit of the parties hereto and shall be binding upon the parties hereto and their respective successors and assigns. Except as otherwise set forth herein, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

     13.5 Assignment. Without limitation, and without the consent, prior, written or otherwise, of Banner, this Agreement and all of the rights and obligations hereunder may be assigned by THI to any entity owned or controlled by, or affiliated with it. Banner shall consent in writing to any such assignment. Upon such assignment, THI shall not be released from any obligation, of any kind or nature, under this Agreement and shall remain fully liable for the obligations of any such assignment under this Agreement.

     13.6 Notices. All notices, requests, demands and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon receipt when transmitted by facsimile or telex or after dispatch by certified or registered first class mail, postage prepaid, return receipt requested, to the party to whom the same is so given or made:

     If to THI, to:

          Terrace Holdings, Inc.
          1351 N.W. 22nd Street
          Pompano Beach, Florida 33069
          Facsimile:  954-917-7270

     With a copy to:

          Gerald L. Fishman, Esq.
          Fishman, Merrick, Miller, Genelly,
          Springer, Klimek & Anderson, P.C.
          125 South Wacker Drive
          Suite 2800
          Chicago, Illinois 60606
          Facsimile: 312-726-2649



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

     If to Banner, to:

          Banner Beef and Seafood Co., Inc.
          1111 N.W. 21st Terrace
          Miami, Florida 33127
          Facsimile:

     With a copy to:

          Ignacio G. Sanchez, Esq.
          Kelley Drye & Warren, LLP
          2400 Miami Center
          201 South Biscayne Blvd.
          Miami, Florida 33131
          Facsimile:


     13.7 Entire Agreement. This Agreement (including the Exhibits hereto) and the Ancillary Documents constitute the entire agreement and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof and supersede all prior agreements, representations, warranties, statements, promises and understandings, whether written or oral, with respect to the subject matter hereof. No party hereto shall be bound by or charged with any written or oral arguments, representations, warranties, statements, promises or understandings no specifically set forth in this Agreement or in any Exhibit hereto or any Ancillary Documents, or in certificates and instruments to be delivered pursuant hereto on or before the Closing.

     13.8 Headings; Certain Terms. The section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement. As used in this Agreement, the term "including" means "including, but not limited to" unless otherwise specified; the word "or" means "and/or," and the word "person" means and refers to any individual, corporation, trust, partnership, joint venture, government or governmental authority, or any other entity; and the plural and singular forms are used interchangeably.

     13.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.


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

     13.10 Governing Law. This Agreement shall be construed in accordance with the laws of the State of Florida, without giving effect to the choice of law principles or rules thereof.

     13.11 Severability. If any term or provision of this Agreement shall to any extent be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each term and provision of the agreement shall be valid and enforced to the fullest extent permitted by law.

     13.12 Amendments. This Agreement may not be modified or changed except by an instrument or instruments in writing signed by the party or parties against whom enforcement of any such modification or amendment is sought.

     13.13 Disclosures. Any disclosure by either party hereto pursuant to any specific provision of this Agreement shall be deemed a disclosure for all other purposes of this Agreement.

     13.14 Section References. All references contained in this Agreement to any section number are references to sections of this Agreement unless otherwise specifically stated.

     13.15 Brokers and Finders. Each party represents and warrants there are no brokers, finders or similar persons to whom compensation will be due or owing as a result of consummation of the transactions contemplated by this Agreement and each party hereby agrees to indemnify and hold the other party harmless against any such claims. Banner acknowledges that it is obligated to pay a five percent (5%) commission to KEV BRI, Inc., which shall share said commission on a 50/50 basis with Sky Foods, Inc. Banner knows of no other broker or salesperson.


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

     IN WITNESS WHEREOF, the parties hereto have signed this Agreement, or have caused this Agreement to be signed in their respective names by an officer thereunder duly authorized, as of the date first above written.


                         TERRACE HOLDINGS, INC.


                         By:______________________________________

                              ___________________________, President




                         BANNER BEEF AND SEAFOOD, CO., INC.


                         By:______________________________________

                              ___________________________, President



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